Exhibit 99.3
2006 Consolidated Financial Guidance Summary
(in millions, except per share amounts)

			Quarterly Mix
	Range		Q1	Q2	Q3	Q4
Revenue	$1,365	$1,415	24%	25%	25%	26%

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”)	$200	$230	20%	24%	26%	30%

Interest expense	3.0	4.0
Depreciation and amortization	80.0	85.0	23%	24%	26%	27%
Non-cash stock-based compensation	49.0	51.0	25%	27%	27%	21%
Non-cash advertising	7.3	7.5	21%	24%	21%	34%
Income tax provision	16.0	17.2	20%	24%	26%	30%
Minority interest in WebMD Health Corp.	(0.3)	0.3

Net income	$45.0	$65.0	13%	22%	27%	38%

Adjusted EBITDA per diluted share	$0.67	$0.77

Net income per diluted share	$0.15	$0.22

Operating Segments
Revenue:
•	Business Services — Approximately 59% of consolidated revenue in Q1, decreasing sequentially to approximately 56% by Q4.

•	Practice Services — Approximately 23% of consolidated revenue throughout the year.

•	WebMD — Approximately 14% of consolidated revenue in Q1, increasing to approximately 18% by Q4.

•	Porex — Approximately 6% of consolidated revenue throughout the year.

•	Eliminations — Approximately 2.5% of consolidated revenue.
Adjusted EBITDA:
•	Business Services — Approximately 19% of segment revenue in Q1 and Q2 and 20% in Q3 and Q4.

•	Practice Services — Approximately 10% of segment revenue in Q1, increasing sequentially to 13% by Q4.

•	WebMD — Approximately 12% of segment revenue in Q1, increasing sequentially to about 30% in Q4.

•	Porex — Approximately 27% of segment revenue throughout the year, slightly higher margins in the seasonally stronger Q2.

•	Corporate — Approximately 3.6% of consolidated revenue.
Other Assumptions
•	Historically, the Company has measured and reported its operating results using the term “income before taxes, non-cash and other items,” which included net interest income and expense. Going forward, the Company will exclude interest income and expense from this measure, and accordingly will report “Earnings before interest, taxes, non-cash and other items.” This measure will be referred to as “Adjusted EBITDA.” This presentation is consistent with our publicly traded subsidiary, WebMD Health Corp. All amounts presented in the above table reflect this modified presentation.

•	The 2006 guidance does not reflect any projected expenses related to the on-going Department of Justice Investigation.

•	Adjusted EBITDA per diluted share and net income per diluted share are both calculated on an assumed share count of approximately 300 million.

•	Non-cash stock-based compensation expense considers the January 1, 2006 adoption of SFAS 123R, “Share-Based Payment.”